Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in:

Registration Statement No. 333-30391 on Form S-8 pertaining to the 1992 Incentive Equity Plan (as amended and restated as of May 13, 1997) and the related prospectus;

Registration Statement No. 333-56661 on Form S-8 (as amended by Post-Effective Amendment No. 1) pertaining to the Northshore Mining Company and Silver Bay Power Company Retirement Saving Plan and the related prospectus;

Registration Statement No. 333-06049 on Form S-8 pertaining to the Cliffs Natural Resources Inc. Nonemployee Directors’ Compensation Plan;

Registration Statement No. 333-84479 on Form S-8 pertaining to the 1992 Incentive Equity Plan (as amended and restated as of May 11, 1999); and

Registration Statement No. 333-64008 on Form S-8 (as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2) pertaining to the Cliffs Natural Resources Inc. Nonemployee Directors’ Compensation Plan (as amended and restated as of January 1, 2004);

of our reports dated February 26, 2009 relating to the financial statements and financial statement schedule of Cliffs Natural Resources Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and the effectiveness of Cliffs Natural Resources Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Cliffs Natural Resources Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
February 26, 2009